Exhibit 99.1

PRESS RELEASE

Release Date: April 1, 2008

For Further Information:	Charles E. Wagner, Jr.
Executive Vice President and Corporate Secretary
443-265-5570
E-mail-c.wagner@slavie.com

SFSB, INC. ANNOUNCES EARNINGS FOR THE 4th QUARTER OF FISCAL 2007.

BEL AIR, MD. - April 1, 2008 - SFSB, INC. (OTCBB: SFBI) today reported net income for the quarter ended December 31, 2007 of $124,000 or $.04 diluted earnings per share as compared to net income of $68,000 for the quarter ended December 31, 2006. The increase in earnings was primarily due to an $87,000 increase in interest income and a $55,000 increase in non-interest income for the three months ended December 31, 2007 as compared to the three months ended December 31, 2006. These were offset by a $55,000 increase in non-interest expense, a $27,000 increase in the income tax provision and a $4,000 increase in interest expense. The increase of net income for the fourth quarter is primarily a result of an increase in higher yielding commercial loan originations. Non-interest income increased as a result of selling residential loan originations and an increase in fee income from commissions earned through a financial services operation established in mid-year.

For the twelve months ended December 31, 2007, earnings increased to $103,000 or $.04 diluted earnings per share as compared to $18,000 for the twelve months ended December 31, 2006.

At December 31, 2007, SFSB, Inc., had total assets of $172.2 million, compared to $174.2 million at December 31, 2006. The decline in assets is primarily due to decreases in our cash and cash equivalents, investment securities - held to maturity and mortgage backed securities - held to maturity. During the twelve-month period we used cash, the proceeds of a matured investment and the principal repayments of the mortgage backed securities to pay off $5.0 million in borrowings.

At December 31, 2007, stockholders’ equity amounted to $21.8 million compared to $22.4 million at December 31, 2006. This decrease was primarily the result of the purchase of $914,000 in additional Treasury stock. The decrease in equity also reflects a $23,000 increase in accumulated other comprehensive loss (resulting from unrealized losses on investments available for sale, net of tax), partially offset by net income of $103,000 and stock based compensation of $171,000.

SFSB, Inc., headquartered in Bel Air, Maryland is the holding company of Slavie Federal Savings Bank. The bank is a 107 year old federally chartered, FDIC-insured thrift serving the Baltimore Metropolitan area and surrounding counties in Maryland. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.slavie.com.

SFSB, INC.
AUDITED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Interest income	$2,422	$2,335	$9,414	$9,091
Interest expense	1,543	1,539	6,137	5,467
Net interest income	879	796	3,277	3,624
Provision for loan losses	36	36	244	376
Net interest income after provision for loan losses	843	760	3,033	3,248
Non-interest income	157	102	434	277
Non-interest expenses	804	749	3,286	3,482
Income before income tax provision	196	113	181	43
Income tax provision	72	45	78	25
Net income	$124	$68	$103	$18
Basic earnings per share	.04	.02	.04	.01
Diluted earnings per share	.04	.02	.04	.01

SFSB, INC
AUDITED SELECTED FINANCIAL DATA
(In thousands)

	December 31, 2007	December 31, 2006

Total assets	$172,244	$174,225
Cash and cash equivalents	1,277	2,851
Investment securities	11,942	12,526
Loans receivable-net	147,744	147,118
Deposits	114,098	111,823
Total borrowings	34,000	39,000
Total stockholders’ equity	21,769	22,365